Exhibit 99.1

Digital Recorders
Third Quarter 2003 Results Conference Call
November 11, 2003 at 1 p.m. (Eastern)
(Duration: 31 Minutes)

Operator: Good afternoon ladies and gentlemen, and welcome to the Digital Recorders Incorporated Shareholder’s Third Quarter Earnings Release conference call. At this time, all lines have been placed on a listen-only mode, and the floor will be open for your questions following the presentation. It is now my pleasure to turn the floor over to your host and Corporate Communications Manager, Veronica Marks. Veronica, you may begin.

Veronica Marks: Thank you. On behalf of senior management at Digital Recorders Incorporated, I would like to welcome you to today’s conference call regarding DRI’s third quarter 2003 financial results and news. Please be aware that today’s conference call discussion may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, any statement that is not recital of historical facts may be a forward-looking statement. There are risks associated with forward-looking statements. Results may differ materially from those anticipated or projected. Please refer to DRI’s various Securities and Exchange Commission filings, such as its 10-Ks and 10-Qs, as well as to its press releases, for more information about DRI’s forward-looking statements.

           Today’s conference call speakers include David L. Turney, the Company’s Chairman, CEO, and President, and Lawrence A. Taylor, the Company’s Secretary, CFO, and Vice President. I will now turn the conference call over to Mr. Turney.

David Turney: Thank you Veronica, and thanks to all of you for joining us on this conference call regarding third quarter financial results and news. The prepared comments till take about 20 minutes, and then we’ll answer any questions you may have.

           I’ll be rounding off numbers. You’ll find more detail, and the unaudited numbers in our news release, which was dated today, November 11th. Our Form 10-Q, which will not be filed with the SEC until Wednesday, November 12th, will contain even more detail. Please note that while the stock markets are open today, the SEC and its EDGAR services are closed in observance of the Veterans Day holiday.

           Now let’s discuss the third quarter results. The quarter was profitable, as projected, even though we were below our target revenue range for the quarter. The lower revenue, as previously reported, was due to delays in expected orders as well as some unexpected short-term disruption in order flow from one of our international customers. In the same quarter last year, we recorded a loss on slightly higher revenue. This indicates that we are progressing on our plans to achieve ongoing profitability. Those plans include actions in virtually all areas affecting profitability, including marketing programs, product cost reductions, and operating expenses. These actions actually started benefiting the bottom line in the third quarter.

           For the three months ended September 30th, ‘03, revenues increased by four percent to $10.6 million with a net income of approximately $104,000 or two cents per share on approximately 6.3 million fully diluted shares outstanding. This compares to $11 million and a loss of approximately $319,000 or eight cents per share on approximately 3.8 million basic and fully diluted shares outstanding for the same period last year. These results are after $65,000 and $44,000 of dividends to preferred shareholders for the three months ended, the two quarters, ‘02, ‘03 respectively.

           For the nine months ended September 30th, the revenue decreased by 6.1 percent to $34.1 million with a net income of approximately $109,000 or three cents per share on about four million fully diluted shares outstanding. This compares to revenue of $32.1 million and a net loss of $404,000 or about 11 cents per share on approximately 3.7 million basic and fully diluted shares outstanding for the same period last year. Now, those results are after $153,600 and $132,700 in dividends to our preferred shareholders for the nine months ended September 30th, ‘03 versus September 30th, ‘02, respectively.

           As of September 30th, the Company had $6.8 million in working capital and $10.5 million in shareholder’s equity. This compares to $2.3 million in working capital and $5.8 million in shareholder’s equity as of December 31st, ‘02. The increase of four-and-a-half million in working capital is primarily the result of the reclassification of the Company’s asset based line of credit from short-term to long-term obligations due to the securing of a new long-term loan and security agreement prior to the issuance of financial statements. The Company’s obligation of the prior line of credit was reported as a current liability as of December 31st, ‘02 due to the expiration date of the facility, of that prior facility then being within one year of the balance sheet date. This transaction was addressed with other financial actions in a separate news release dated today, November 11th, ‘03.

           The increase in shareholder’s equity is primarily due to the newly issued Series E preferred stock, and a long standing Series AAA preferred stock, which is now redeemable at Company discretion, now being reclassified to shareholder’s equity. The Series AAA preferred stock previously carried a mandatory redemption date of December 31st, ‘02.

           Now let me call on Larry Taylor, our CFO, to comment briefly on the Company’s balance sheet. Larry.

Larry Taylor: Thank you Dave. On the balance sheet, the current ratio at the end of the third quarter was 1.6, an increase from prior periods due to the asset based revolver bank debt for the U.S. domestic companies, now being classified as long-term debt. The Company has announced today, November 11th, that management secured a new domestic operations $10 million asset based finance agreement with LaSalle Business Credit, LLC of Chicago, Illinois. Since this agreement was completed prior to the issuance of the financial statements; we were able to classify the debt under our previous revolver as long-term debt.

           The total inventory was 9.4 million, and historically has been in the range of $8.4 million to $9 million since 2001. The $600,000 increase as of December 31, 2002 reflects higher amounts for new products and the need to support the systems and products in the field.

           Trade accounts receivable was $7.4 million and $2.8 million lower than at year-end. Of course, that primarily reflects the higher fourth quarter 2002 net sales as compared to the lower third quarter sales, which historically takes in to effect the decrease in customer shipments during the European summer vacation holidays.

           On the liability side, the consolidated borrowing under asset based lending agreements decreased from $7.5 million at December 31, 2002 to $5.5 million as of September 30th, and reflects the reduction of debt due to higher accounts receivable cash collections in Q3.

           The trade accounts payable balance decreased from $7.2 million at year-end to $6.4 million at September 30th.

           In June 2003, the Company commenced placement with private investors in new Series E convertible preferred stock, having a $3 per share conversion price, and a seven percent dividend feature. To date, approximately $1.8 million has been placed and proceeds received. Although not a third quarter event, the Company on November 6th placed a new Series F convertible preferred stock having a $2.35 per share conversion price with Dolphin Offshore Partners, LP, an affiliate of Dolphin Asset Management of New York City. There is no dividend feature. The total investment proceeds received was $1.5 million.

           I’ll return the call now to Dave Turney.

David Turney: Thanks Larry. Now let’s discuss the third quarter news and sales noteworthy highlights.

           On August the 5th, we announced two new law enforcement products becoming available for sale to our core law enforcement, intelligence, military and security markets, through our Digital Audio Corporation business unit, based here in Raleigh, North Carolina.

           On August the 7th, we announced that our Digital Recorders division in Research Triangle Park, North Carolina, received notice of pending award that is expected to lead to a significant order for computer-aided dispatch automatic vehicle location systems and another product option from the Riverside Transit Agency in Riverside, California.

           On September the 10th, we announced that recent appropriation actions involving more than $7 billion by the U.S. Senate and House include increased funding to programs directly related to the Company’s served domestic markets.

           On September 16th, we announced that DRI had been named to Deloitte & Touche’s prestigious Technology Fast 50 program for Texas, a ranking of the 50 fastest growing technology companies in Austin, the DFW Metroplex, Houston and San Antonio.

           On September 17th, we announced that through our DR division, the Company had signed a three-year teaming agreement with a GE Transportations Systems Global Signalling LLC business unit, that’s through General Electric’s Advanced Communications Division. With this teaming agreement, DRI and GE will work together to deliver advanced technology systems integration projects.

           Earlier today, November 11th, we announced that management had secured a new domestic operations, $10 million asset based financing agreement with LaSalle Business Credit in Chicago, and that we had raised an additional $3.29 million through private placements of Series E and Series F convertible preferred stock. For more information about these transactions, you should refer to today’s news release, and of course, the 8-K filing will have them tomorrow.

           I’d like to point out that all of our news releases and all of our most recent SEC filings are available on our corporate web site, www.digrec.com.

           Now let’s move on to the fourth quarter forecast, fourth quarter 2003 forecast. We expect to achieve a profit in the fourth quarter of ‘03, exclusive of any non-cash one-time charges that will be incurred due to financing transactions completed during the quarter. This will be on revenue of approximately $12.2 million. That compares to revenue of $13 million or one penny a share fully diluted outstanding posted in the same period last year.

           As to the full year ‘03, we presently project to be approximately $46.3 million. We expect 2003 the full year to be profitable, exclusive of any non-cash one-time charges that will be incurred in the fourth quarter ‘03 due to the financing transactions we’ve completed in the fourth quarter. This compares to revenue of $45.1 million and a loss of ten cents per share on basic and fully diluted shares outstanding last year.

           We obviously remain concerned that some orders may not be received in a timely fashion for shipping to take place in fiscal year ‘03. That’s why we have projected a more cautionary revenue range.

     Now operator, let’s queue some questions for the question and answer session.

Operator: Thank you. The floor is now open for your questions. If you do have a question, please press the numbers one followed by four on your telephone at this time. Once again, the floor is open for your questions. If you do have a question, please press one followed by four on your telephone at this time.

David Turney: And operator, while we’re waiting for individuals to queue up on the questions, let me just comment briefly about another subject, our corporate governance efforts.

           In fiscal ‘02, the Company began formally addressing emerging regulations and guidelines pertaining to corporate governance. We take corporate governance very seriously, and we want to keep our shareholders fully informed about our efforts. We intend to seek, consider, and implement the best practices in this area appropriate for the Company, and that are in the best interests of the shareholders as well as to be at all times fully compliant with regulations and regulatory authority guidelines as they emerge. It is our belief that good corporate governance practices will help lead to increased shareholder value. We have made mention of our efforts on a couple of news releases, all of which are available on our Web site.

           Now, any questions?

Operator: Our first question comes from [Caller #1].

[Caller #1]: Hi guys, congratulations on a good quarter.

David Turney: Well thank you, [Caller #1].

[Caller #1]: Can you just comment on a little bit further on, you mentioned that there were delays and disruptions in the quarter. Can you just elaborate on that, and any particular events surrounding ...

David Turney: Certainly [Caller #1]. This is, quite honestly [Caller #1], one of the more frustrating things of trying to make projections in our Company. While the Company remains down, I’m going to arbitrarily say below the $70 million or so range in revenue, more particularly probably even below $100 million in revenue, the contracts being of a relatively consistent size no matter how large a Company is, the contracts let’s say being $2, $3, $4 million in size in any event, if one of those slips it tends to have an impact pretty significant on the quarter. And those slippages are rarely if ever in the context of an order lost. It truly is just that from the point when the Company expected the order to be booked when we were making our original forecast of that, let’s say six months prior, we had to pick a quarter we thought it would fall in. Well, obviously, it can very easily slip a month or two and be in the next quarter. And that’s exactly what has happened with a couple of noteworthy orders in the U.S. And that’s what I meant by the slippage of orders. Those orders alone were quite significant in total, although we haven’t reported the exact number. You can imply with the size of contract range that I mentioned that they were significant to the Company.

           Now as to the short-term disruption, that was one of our international customers. I’m sure you probably are aware that in much of Europe, many of the larger companies in particular go on vacation for a good part of the third quarter, usually July, August timeframe, and as they came back from, as one of our particular customers, larger customers came back from holiday and vacation in the third quarter along during August, they continued with a temporary, I wouldn’t say shut down, but closed down in significant production activity because of order flow within their four walls. That has since been rectified, it was a short-term thing. Unpredictable short-term that we just obviously simply had to cope with. Does that answer your question [Caller #1]?

[Caller #1]: Yes. I have a couple of other questions. Obviously, you announced some financing today. Are you content with the level of financing you have now or will you be seeking additional financing in the near future? And also, you mentioned that there would be one-time financing charges upcoming. Can you just provide some guidance on that?

David Turney: Yes [Caller #1]. First off, the offerings of Series E and the Series F are being wound down as we speak. There are some residual Series E investments that are possible that are being investigated this week. We do not know if the individuals will come forward or if they will stay on the sideline, but there is a possibility of some small amounts, additional amounts of Series E. Series F is closed.

           You know, your second question was do we believe this is adequate for the time being. [Caller #1], it’s our belief that for the year ‘04, absent any consideration of acquisitions, this puts our balance sheet in the proper form for the year ‘04. Now you asked about the financing charge that might appear or will appear on the P&L or the income statement in the fourth quarter. It’s a matter that’s in the hands of our CFO with assistance from outside experts who know this subject in theory and technology very well. It’s not a simple black and white computation, it’s pretty complex. And since we have very little in-house expertise on this matter, we’re being cautious with the approach and the methodology in the computation to be sure that it’s all done correctly. Because this is not a cash charge, it’s a one-time non-recurring charge. And it does not reflect the day to day operations results. We regard it as being very important, obviously, but not rising to the level of urgency in getting reported out to shareholders the investment community that the important financing steps have been accomplished. And they should be recorded, of course more urgent recognition, the understanding of the financing steps the Company has taken. This financing charge, all of this activity, I’m sure you probably deduced, has just happened in the last few days concluded, and we just simply have not had the time to get all the SEC filings done, all the computations done, and everything in order for us to be able to state that charge at this time. Our anticipation is that we will state that charge as part of the fourth quarter pre-release ... that means January at latest.

[Caller #1]: Okay. All right, I’ll let somebody else ask some questions.

David Turney: Thank you [Caller #1].

Operator: Our next question comes from [Caller #2].

[Caller #2]: Hi David.

David Turney: Hi [Caller #2].

[Caller #2]: I’m in San Diego ...

David Turney: Yes.

[Caller #2]: ... You spoke to us last some time, oh about ten months, ago I think. I have a couple of questions. The first one you basically read from your report out today, and I don’t understand something, on the three months ended September 30th where you reported income of $104,000, two cents a share on 6.3 million [shares]. For the nine months ending the same quarter, you reported income of $108,000, which is virtually equal to $104,000, and yet it came out three cents a share on 3.9 or basically 4 million shares. I don’t understand how the same ending point has one-time 6.3 and one time 3.9 million shares.

David Turney: Okay, you’re talking about, I want to be sure now we’re on the same column, we’re on the three months in to ...

[Caller #2]: In page one of your release, and it was one of the first things you addressed in your talk.

David Turney: And you’re talking about the basic three pennies versus diluted two cents on the months ‘03.

[Caller #2]: Versus the three months ending September or the nine months ending September and the fact that in one case it was 6.3 million shares and the other case, 4 million shares.

David Turney: Okay, briefly stated, and Larry, you can give him a more definitive answer on this, briefly stated, this is a result of how the computation is done in terms of adding back an add back to the formula. Larry, do you want to pick it up there?

Larry Taylor: That’s correct Dave, and the interest in the charges in there are between the diluted and basic. And so it becomes mechanical and rather arithmetic. That’s what happens with the lower earnings that has a greater effect, and so the diluted shares do increase, as you know, from the 3.9 for the nine month to 6.3. And it’s primarily purely a formula driven amount, Dave, by adding the interest back.

[Caller #2]: Even though they end on the same date?

Larry Taylor: That’s correct. It’s a weird calculation, and when you go through the numbers it points out.

David Turney: I asked the same question of the auditors.

[Caller #2]: And the current shares outstanding?

Larry Taylor: 3,944,[000].

[Caller #2]: Okay, so is it that smaller number now that you’re, that you use going forward.

Larry Taylor: That’s correct.

[Caller #2]: All right. I guess it’s an accounting thing. My next question is in giving forward-looking statements, which we all recognize are certainly not, you know, they’re the best of your ability. But when you say that you are having profitability exclusive of financing costs, that, you know, it sounds good and it’s creative, but ultimately it’s not profitability. So in looking forward, when, what quarter, what year do you anticipate being actually profitable on the total balance sheet?

David Turney: We have not made any forward-looking statements and projections in that regard. We will do so as a part of the fourth quarter reporting as we close out this year. That’s typically when we have completed our business plans. And in fact, the business plans for ‘04 are being wrapped up as we speak, and it will go before the Board of Directors in December, and then we’ll be in a position to comment on the ‘04 outlook.

[Caller #2]: Okay. All right. Thank you.

David Turney: Little bit premature on it right now.

[Caller #2]: All right, thank you.

David Turney: I may just further comment related to the profitability comment exclusive to any one-time financing charges. What I seek to emphasize there is that the Company has now emerged in range of profitability at the operating level;

these charges that I’m speaking of would be not reflective of day to day operations. And I think that’s, you know, it’s important for the shareholders to know that the day to day operations, the cost reduction efforts, the efforts to improve profitability that we’ve been focussed on for quite some time are paying off. Any other questions?

Operator: We have a question from [Caller #3].

David Turney: Hello [Caller #3].

[Caller #3]: Hey, how are you doing Dave?

David Turney: Well just fine. I’m in your country today.

[Caller #3]: Out in RTP.

David Turney: Yes sir.

[Caller #3]: As I’m looking at the numbers, it really looks like there was a fairly substantial reduction in cost of sales for the third quarter of 2003 relative to 2002. Is that, what, I guess I’m wondering what factors went in to what looks like a fairly large reduction, and is that kind of gross profit margin representative of what you expect to be sustainable?

David Turney: Well [Caller #3], first I want to congratulate you for picking up exactly on a key point in the statement. That’s one which we were pointing to, and I very much appreciate the fact that you have zeroed in on it so crisply. As I mentioned in my comments, and as I’ve said that you know several times, we’ve had ongoing product cost reduction work happening in the Company virtually all year, in fact, for longer than that. It takes some time from the point that you launch a cost reduction effort for it to, as we say, flush all the way through cost of sales and get to the bottom line. It has to flow through inventory and eventually it gets to the bottom line in the sale of a product. And what you’re seeing there is the result of our product cost reduction effort, and that’s just one component of our quest to improve the bottom line as we are working forward. Now you’ve asked should you look at that as typical for the future. [Caller #3], I can’t really comment on that without getting more in to the forward-looking statement arena than I really should. Let’s just say that I’ve made it clear that product cost reduction and profit improvement are high on our agenda in this current timeframe, and you see in this quarter the first clear, what I would characterize as the first clear indication that that’s coming true.

[Caller #3]: Okay. Okay, thank you.

David Turney: Yes sir.

Operator: We have a follow up question from [Caller #1].

David Turney: Yes.

[Caller #1]: Hi, I see also research and development expenses dropped by about 50 percent. Can you just comment on that?

David Turney: Well, there are two components to that [Caller #1], and I’ll ask Larry to comment in more detail on this. But just briefly, in any one quarter we have regulations under GAAP on what has to be deferred as a capitalized expense versus what goes to the bottom line, and therein lies the predominant piece of your, the predominant answer to your question. Larry, do you want to comment on that?

Larry Taylor: I’m sorry Dave, that was relating to the, what was the rest of that question?

David Turney: Research and development, why is it down.

Larry Taylor: That is correct Dave, that’s primarily due to the ongoing projects in R&D that were one, was either capitalized, or (inaudible) deferred to meet with the orders, the matching of revenue and expenses.

[Caller #1]: Okay, do you have the figure, the exact figure of what was capitalized?

Larry Taylor: I don’t have that right in front of me right at the moment ...

David Turney: But it will be in the Q.

[Caller #1]: Also, can you just comment on your income tax payables situation? Do you have NOL’s still out there? It looks like you had a pretty (inaudible) tax rate.

Larry Taylor: We do have a NOL that was carried forward on the domestic operations. That too was mentioned in our 10-K and 10-Q filings. Presently, the tax situation we see there, the expense, is being eliminated through the deferred tax asset that was set up in 2001. So for 2003, we will not or we’ll have very few current taxes. Next year will be another issue. But the taxes on this particular issue or the domestic operations primarily generating from the deferred tax assets.

[Caller #1]: Okay, so just for modelling purposes, going forward where do you see the tax rate?

Larry Taylor: We’re using a blended tax rate for domestic operations of 38.6 taking into account the North Carolina state tax plus the 34 percent for federal corporate tax. The foreign entities all have different rates for each particular country, that being Sweden, Germany, Australia, and Brazil. So that will be preferably or primarily in the same rate between 28 to 34 percent.

[Caller #1]: Okay. Also, on your preferred stock dividends, I see there was a modest uptick there. What does it look like going forward?

David Turney: Well the new Series E is where that’s coming from [Caller #1]. Series E carries dividends, Series F does not carry a dividend possibility in the first five years. The Series E dividend is seven percent, and it really depends on where we wind up in terms of the total placement on that, it’s approximately $1.8 million placement right now. So that, times seven percent would be the answer to your question today. If some additional Series E investment comes in, of course, the number would go up moderately accordingly. I would suggest that you look at that on the basis of a less rounded off in the state probably in the vicinity of $2 million as the ultimate number which would carry then $140,000 annually.

[Caller #1]: Okay. All right, very well. Thank you very much.

David Turney: Yes sir. Any other questions?

Operator: Once again, the floor is open for questions. If there are any remaining questions, please press one followed by four on your telephone at this time.

David Turney: Well, let’s close off and say thanks to all of you for joining us. And let me just point out that your management team really does appreciate the support you’ve given the Company. As I’ve said many, many times over, we’re shareholders too and you don’t see us selling. We believe in DRI, and we will strike to ensure that the Company’s future is strong and positive. Thank you very much for joining us today. Have a good day.

Operator: Thank you. This does conclude today’s presentation. Please disconnect your lines, and have a wonderful day.